   As filed with the Securities and Exchange Commission on September 26, 1997
                                                      Registration No. 333-33429

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        Saliva Diagnostic Systems, Inc.
        -----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                   DELAWARE
        -----------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   91-1549305
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

                              11719 NE 95th Street
                          Vancouver, Washington 98682
                                (360) 696-4800
        -------------------------------------------------------------
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                        Kenneth J. McLachlan, President
                        Saliva Diagnostic Systems, Inc.
                              11719 NE 95th Street
                          Vancouver, Washington 98682
                                (360) 696-4800
        -------------------------------------------------------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:

                              LaDawn Naegle, Esq.
                                 Bryan Cave LLP
                        700 13th Street, N.W., Suite 700
                          Washington, D.C. 20005-3960
                                 (202) 508-6000

    Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------
  Title of each class                          Proposed maximum      Proposed maximum
  of securities to be   Amount to be           offering price per    aggregate offering     Amount of
  registered            registered(1)          unit (2)              price (2)              registration fee(3)
-----------------------------------------------------------------------------------------------------------------
  Common Stock, par
  value $.01 per        4,559,632 shares          $1.078              $3,902,081.39            $1,182.44
  share
-----------------------------------------------------------------------------------------------------------------


(1) A total of 3,247,442 shares were the subject of the initial filing. This Amendment No. 1 includes for registration an additional 1,312,190 shares.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the closing bid and ask prices for 3,247,442 shares of the Common Stock of $0.766 on August 6, 1997 and for 1,312,190 shares of $1.078 on September 23, 1997, as reported by the Nasdaq Small Cap Market.


(3) Includes filing fee of $428.65 accompanying this filing. Also includes a filing fee of $753.79 on 3,247,442 shares of the securities being registered on this form, which was paid on a previous filing.


                     -------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 SUBJECT TO COMPLETION DATED SEPTEMBER 26, 1997


                                   PROSPECTUS
                        SALIVA DIAGNOSTIC SYSTEMS, INC.


                        4,559,632 SHARES OF COMMON STOCK



         Saliva Diagnostic Systems, Inc. (the "Company") is registering for resale up to 4,559,632 shares (the "Shares") of its common stock, $.01 par value (the "Common Stock"), which include (i) 571,429 shares which have been and may be issued in accordance with the terms of a Common Stock Subscription Agreement dated June 30, 1997 by and between the Company and The Tail Wind Fund Ltd. ("Tail Wind") (the "Tail Wind Subscription Agreement"); (ii) 2,220,000 shares which have been issued in accordance with the terms of a Common Stock Subscription Agreement dated June 30, 1997 by and among the Company and certain other investors (the "Investors"); (iii) 1,428,571 shares which have been and may be issued in accordance with the terms of a Common Stock Subscription Agreement dated as of August 22, 1997 by and between the Company and an additional Investor; (iv) 100,000 shares which may be issued upon the exercise of warrants granted to Tail Wind (the "Tail Wind Warrants"); (v) 194,632 shares which may be issued upon the exercise of warrants granted to Grayson & Associates, Inc. (the "Grayson Warrants"); and (vi) 45,000 shares which were issued upon the exercise of certain warrants. All of the Common Stock offered hereby is being offered for the account of certain shareholders of the Company which acquired their securities in private placements conducted by the Company. See "Selling Shareholders." Additional shares that may become issuable as a result of the anti-dilution provisions of the Tail Wind Warrants and the Grayson Warrants are offered hereby pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). The Company will not receive any of the proceeds from the sale of the Common Stock being offered hereby (the "Offering"), but will receive the exercise price payable upon the exercise of the Tail Wind Warrants and the Grayson Warrants. There can be no assurance that all or any part of the Tail Wind Warrants or the Grayson Warrants will be exercised or that they will be exercised for cash.


                 The Shares may be sold from time to time in transactions (which may include block transactions) on the Nasdaq Small Cap Market at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 4.

                    -------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    -------------------------------------


                                  Price to Public(1)      Proceeds to Selling Shareholders(1)(2)
                                  ---------------         --------------------------------
Per Share of Common Stock         $1.031                  $1.031

Total(3)                          $4,700,981              $4,700,981


(1) Estimated based upon the average of the high and low sales prices for the Common Stock on September 23, 1997 as reported by Nasdaq.
(2) Excludes regular brokerage commissions and other expenses, including expenses of counsel in excess of $10,000, if any, for Tail Wind and the Investors, which will be paid by Tail Wind and the Investors, respectively. The other expenses of the Offering are estimated to be approximately $23,680, all of which will be paid by the Company.
(3) Assumes all Shares registered will be issued to the Selling Shareholders and will be sold in this Offering.

               -----------------------------------------------
              The date of this Prospectus is September __, 1997

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and the Commission's regional offices at Room 1204, 219 South Dearborn Street, Chicago, Illinois 60604; Room 1028, 7 World Trade Center, New York, New York 10007; and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an internet web site that contains reports, proxy statements and other materials filed electronically by the Company through the Commission's Electronic Data, Gathering, Analysis and Retrieval (EDGAR) system. This web site can be accessed at http://www.sec.gov. The Common Stock is traded on the Nasdaq Small Cap Market ("Nasdaq") under the symbol "SALV," and copies of reports and other information are also available for inspection at the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.

         The Company furnishes Annual Reports to the holders of its securities which contain financial information which have been examined and reported upon, with an opinion expressed by, its independent certified public accountants.

                     INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, filed on March 31, 1997 (File No. 000-21284) pursuant to Section 13(a) of the Exchange Act, as amended on Form 10-KSB/A, filed on June 10, 1997 (File No. 000-21284) (the "1996 Annual Report");

         (2) Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1997, filed on May 15, 1997 (File No. 000-21284)
                 pursuant to Section 13(a) of the Exchange Act;

         (3) Definitive Proxy Statement, filed on April 29, 1997 (File No. 000-21284) pursuant to Section 14(a) of the Exchange Act;

         (4) Current Report on Form 8-K dated May 30, 1997, filed on May 30, 1997 (File No. 000-21284) pursuant to Section 13(a) of the Exchange Act, as amended on Form 8-K/A dated May 30, 1997, filed on June 9, 1997 (File No. 000-21284);

         (5) Current Report on Form 8-K dated July 5, 1997, filed on July 30, 1997 (File No. 000-21284) pursuant to Section 13(a) of the Exchange Act; and


         (6) Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1997, filed on August 9, 1997 (File No. 000-21284)
                 pursuant to Section 13(a) of the Exchange Act.


         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO

WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON TO SHAREHOLDER RELATIONS, SALIVA DIAGNOSTIC SYSTEMS, INC., 11719 NE 95TH STREET, VANCOUVER, WASHINGTON 98682 (TELEPHONE NUMBER (360) 696-4800).

         No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                              CAUTIONARY STATEMENT

         THIS PROSPECTUS, AS WELL AS INFORMATION INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS, WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THOSE STATEMENTS RELATING TO DEVELOPMENT OF NEW PRODUCTS, THE ABILITY TO OBTAIN NEW DISTRIBUTION AGREEMENTS AND INCREASE DISTRIBUTION FOR PRODUCTS UNDER EXISTING DISTRIBUTION AGREEMENTS, APPROVAL OF THE COMPANY'S PRODUCTS AS AND WHEN REQUIRED BY THE FOOD AND DRUG ADMINISTRATION ("FDA") IN THE UNITED STATES AND SIMILAR REGULATORY BODIES IN OTHER COUNTRIES, AND THE SCALE-UP OF MANUFACTURING IN THE UNITED STATES AND ATTENDANT FDA APPROVALS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO THE BUSINESS AND ECONOMIC RISKS FACED BY THE COMPANY AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" BELOW, UNDER "ITEM 1 - BUSINESS" AND "ITEM 6 - MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION" IN THE 1996 ANNUAL REPORT, AND IN THE OTHER DOCUMENTS INCORPORATED BY REFERENCE HEREIN.


                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk, including, but not limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

         1. Limited Operating History. Since July 1990, the Company has been engaged primarily in research and development activities focused on developing proprietary collection devices and rapid assays. To date, sales of the Company's products have been to a limited customer base. The Company has a limited operating history upon which an evaluation of the Company's prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business in a continually evolving, heavily regulated industry, characterized by an increasing number of market entrants and intense competition, as well as the risks, expenses and difficulties encountered in the shift from development to commercialization of new products based on innovative technology. There can be no assurance that the Company will be able to implement successfully its marketing strategy, obtain necessary regulatory approval, generate increased revenues or ever achieve profitable operations.


         2. Significant Operating Losses; Accumulated Deficit; Explanatory Paragraph in Report of Independent Certified Public Accountants. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $21,914,246 and $24,444,796 at December 31, 1996 and June 30, 1997, respectively, and a shareholders' equity of $1,160,632 and $1,337,171 at December 31, 1996 and June 30, 1997, respectively. The Company has incurred additional operating losses through the date of this Prospectus. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. The Company's independent certified public accountants have included an explanatory paragraph in their report stating that the Company's significant operating losses and significant capital requirements raise substantial doubt about the Company's ability to continue as a going concern.


         3. Significant Capital Requirements; Need for Additional Financing. The Company's capital requirements have been and will continue to be significant. The Company has been dependent on private placements of its debt and equity securities and on a public offering of securities in March 1993 to fund such requirements. The Company is dependent upon its other efforts to raise capital resources, including proceeds received from the exercise of warrants, to finance the costs of manufacturing, marketing and conducting clinical trials and submissions for FDA approval of its products and continuing the design and development of the Company's new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources currently available to the Company. There can be no assurance that the Company will be able to obtain additional capital resources necessary to permit the Company to implement or continue its programs. There can be no assurance that such financing will be available on commercially reasonable terms or at all. It is not anticipated that any of the officers, directors or shareholders of the Company will provide any portion of the Company's future financing requirements. Any additional equity financing may involve substantial dilution to the interests of the Company's shareholders, which dilution also has occurred in the past.

         4. Uncertain Acceptance of Saliva-Based Tests and Rapid Tests as Diagnostic Tools. The human specimens traditionally used for the diagnostic testing and quantitative measurement of most physiologically active substances, drugs and toxins in the body, are blood and urine. Substantially all of the assay-based diagnostic test kits currently available were approved by the FDA for use with these testing specimens. Political and social factors may create impediments to the use of rapid tests as diagnostic tools. These factors include whether certain diagnostic tests, such as HIV antibody tests, should be conducted without trained specialists and whether rapid tests in nontraditional testing environments will lead to invasions of privacy. Although the

Company acknowledges the existence of such considerations, it is committed to developing rapid testing devices as useful diagnostic tools. Limitations on the Company's ability to market rapid tests caused by political and social factors could have a material adverse effect on the Company's operations.

         5. Uncertainty of New Product Development. The design and development of the Company's rapid testing platforms in their current designs have been completed and limited revenues have been generated from sales thereof. The Company will be required to devote considerable additional efforts to finalize the evaluation of its products. Satisfactory completion of development, testing, evaluations, obtaining regulatory approvals and achieving sufficient production levels of such products will be required prior to their being available for commercial sale. The Company's products remain subject to all the risks inherent in the introduction of new diagnostic products, including unanticipated problems, as well as the possible insufficiency of funds to continue design and development which could result in abandonment of or substantial change in the design or development of such products. There can be no assurance that such products will be successfully developed, be developed on a timely basis or prove to be as effective as products based on existing or newly developed technologies. The inability to successfully complete development, or a determination by the Company, for financial or other reasons, not to undertake to complete development of any product, particularly in instances in which the Company has made significant capital expenditures, could have a material adverse effect on the Company.

         6. Competition. The market in which the Company operates, saliva and blood-based collection and diagnostic testing, is highly competitive. The Company is aware of certain entities, including ChemTrak, Inc., Epitope, Inc., Quidel, Inc. and Trinity Biotech, plc and specialized biotechnology firms, as well as universities and other research institutions, which have developed or are developing technologies and products which are competitive with Omni-SAL(R) and the Company's products under development. Many of these competitors are established and have substantially greater research, marketing and financial resources than the Company. The Company expects that the number of products competing with its products will increase as the perceived benefits of saliva-based testing become more widely recognized. There can be no assurance the Company will be able to compete successfully.

         7. Technological Change and Risk of Technological Obsolescence. The biotechnology industry and, in particular, saliva and blood-based diagnostic testing, is subject to rapid and significant technological change. There can be no assurance that the Company's competitors will not succeed in developing technologies and products relating to the collection of saliva for diagnostic testing prior to the Company or that they will not develop technologies and products that are more effective than any which have been or are being developed by the Company. In addition, the diagnostic products market is characterized by changing technology and developing industry standards sometimes resulting in product obsolescence or short product life cycles. Accordingly, the ability of the Company to compete will be dependent on its introducing products to the marketplace in a timely manner and enhancing and improving such products. There can be no assurance that the Company will be able to keep pace with technological developments or that its products will not become obsolete.

         8. Government Regulation. The development, manufacture and sale of the Company's products in the United States are subject to regulation by the FDA and other governmental agencies. The process of obtaining FDA approval is costly and time-consuming, and there can be no assurance that any of the Company's products not yet approved will be approved by the FDA or other regulatory agencies. Delays in obtaining regulatory approvals may adversely affect the development, testing or marketing of the Company's products and the ability of the Company to generate product revenues therefrom. If and when the Company's products are approved by the FDA, they will be subject to continuing regulation by the FDA and state and local agencies. The FDA has established a number of requirements for manufacturers and requirements regarding labeling and reporting. The failure to comply with these requirements can result in regulatory action, including warning letters, product seizure, injunction, product recalls, civil fines and prosecution. An FDA enforcement action could have a material adverse effect on the Company. The Company is subject to regulation in certain foreign markets. There can be no assurance that regulatory approvals for any of the Company's products or for its manufacturing in the United States will be obtained in a timely manner, or at all.

         9. Risks Related to Foreign Activities. The Company and its manufacturers may be subject to various import duties imposed by foreign governments applicable to both finished products and components and may be affected by various other import and export restrictions or duties as well as other developments having an impact upon international trade. These factors could, under certain circumstances, have an impact both on the manufacturing cost and the wholesale and retail prices of such products. To the extent that transactions relating to foreign sales, manufacturing of the Company's products and purchases of components involve currencies other than United States dollars, the operating results of the Company could be adversely affected by fluctuations in foreign currency exchange rates.

         10. Uncertainty of Market Acceptance; Dependence Upon Third Party Distributors. The Company has limited marketing capabilities and resources. Achieving market acceptance will require substantial marketing efforts and the expenditure of significant funds to inform potential consumers and the public of the perceived benefits of the Company's current and proposed products. Moreover, the Company does not have the financial or other resources to undertake extensive marketing and advertising activities. The Company has recently begun to develop strategic alliances and marketing arrangements, including joint ventures, license or distribution arrangements. The Company's prospects will be significantly affected by its ability to successfully develop and maintain its relationships with its joint venturers, licensors and distributors and upon the marketing efforts of such third parties. While the Company believes that any independent distributors and sales representatives with whom it enters into such arrangements will have an economic motivation to commercialize the Company's products, the time and resources devoted to those activities generally will be controlled by such entities and not by the Company. There can be no assurance that the Company will be able, for financial or other reasons, to develop and maintain any third party distribution or marketing arrangements or that such arrangements, if established, will result in the successful commercialization of any of the Company's products.

         11. Dependence on Manufacturers. The Company relies on arrangements with third parties for the manufacture of some of its products. Such manufacturers, if located in the United States or if manufacturing products to be sold in the United States, must comply with the FDA's good manufacturing practices ("GMP") and pass pre-approval inspections by the FDA and periodic GMP inspections. MML Diagnostic Packaging, Inc. ("MML") manufactures Omni-Swab and Saliva-Sampler for the Company in the United States and has advised the Company that it is in compliance with all applicable FDA requirements for such manufacturing. There can be no assurance that the Company's manufacturer will continue to comply with GMP, that the Company will be able to locate additional manufacturers that comply with GMP or secure agreements with such manufacturers on terms acceptable to the Company. There can be no assurance that MML will be able to meet the Company's requirements or that MML will continue to manufacture Omni-Swab or Saliva-Sampler on terms acceptable to the Company.

         12. Dependence Upon Third-Party Suppliers. The Company believes that most of the components used in the manufacture of its proposed products are currently available from numerous suppliers located in the United States, Europe and Asia. The Company believes, however, that certain components are available from a limited number of suppliers. Although the Company believes that it will not encounter difficulties in obtaining these components, there can be no assurance that the Company will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such components. The failure to enter into agreements or otherwise arrange for adequate or timely supplies of components and the possible inability to secure alternative sources of components could have a material adverse effect on the Company's ability to manufacture its products. In addition, development and regulatory approval of the Company's products in the United States are dependent upon the Company's ability to procure certain components and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify their proposed suppliers of certain components in their premarket approval applications ("PMAs"), if any such component were no longer available from the specified supplier, FDA approval of a new supplier would be required, resulting in potential manufacturing delays.

         13. Dependence on Small Number of Customers. The Company derives a large portion of its revenues from sales to a small number of customers. Sales to three customers accounted for approximately 49% of total product revenues in 1996. Sales to two customers accounted for approximately 50% of total product revenues in 1995. The loss of sales to any of the Company's major customers could have a material adverse effect on the Company's financial condition and results of operations.

         14. Dependence on Key Personnel. The success of the Company will be largely dependent on the personal efforts of Kenneth J. McLachlan, its President and Chief Executive Officer, and certain key management and scientific personnel. The loss of Mr. McLachlan's services or the services of other key management or scientific personnel would have a material adverse effect on the Company's business and prospects. Competition among biotechnology companies for qualified employees is intense, and the loss of key personnel or the inability to attract and retain the additional highly skilled employees required for the Company's activities could adversely affect its business. There can be no assurance that the Company will be able to hire or retain such necessary personnel.


         15.     Uncertainty of Patent Protection; Proprietary Information.
The Company has applied for United States patents on certain aspects of its saliva collection and diagnostic testing devices and has been awarded eight of these patents. To the extent possible, the Company also anticipates filing patent applications for protection on future products and technology which it develops. There can be no assurance that patents applied for will be obtained, that any such patents will afford the Company commercially significant protection of its technology or that the Company will have adequate resources to enforce its patents. Inasmuch as the Company intends to sell its products in foreign markets, it is in the process of seeking foreign patent protection on its current products and technologies. The patent laws of other countries may differ from those of the United States as to the patentability of the Company's products and technologies and the degree of protection afforded. Other companies may independently develop equivalent or superior products and technologies and may obtain patent or similar rights with respect thereto. Although the Company believes that its products and technologies have been independently developed and do not infringe on the patents of others, there can be no assurance that the Company's products and technologies do not and will not infringe on the patents of others. In the event of infringement, the Company would, under certain circumstances, be required to modify its device or obtain a license. There can be no assurance that the Company will be able to do either of the foregoing in a timely manner or upon acceptable terms and conditions, and the failure to do so could have a material adverse effect on the Company. There can be no assurance that the Company will have the financial or other resources necessary to successfully defend a claim of violation of proprietary rights.



         16. Product Liability; Insurance Coverage. The Company may be exposed to potential product liability claims by consumers. The Company maintains product liability insurance coverage in an amount up to $4,000,000 per occurrence, up to a maximum of $4,000,000 in the aggregate, with excess umbrella liability insurance coverage of $4,000,000. In the event of a product liability claim, there can be no assurance that such insurance will be sufficient to cover all possible liabilities. In the event of a successful suit against the Company, insufficiency of insurance coverage would have a material adverse effect on the Company.


         17. Possible Removal of Securities from Nasdaq System; Disclosure Relating to Low-Priced Stocks. If the Company should continue to experience losses from operations, it may be unable to maintain the standards for continued quotation on Nasdaq and the Common Stock could be subject to removal from the Nasdaq system. Upon the filing by the Company of its Form 10-QSB for the period ended March 31, 1997, Nasdaq issued a letter to the Company asking the Company to demonstrate that it currently meets all Nasdaq listing requirements and can continue to meet those requirements. In order to continue to be included in Nasdaq under rules effective currently, a company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in Nasdaq if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. The Company's total capital and surplus was $1,160,632 at December 31, 1996 and $350,265 at March 31, 1997. On June 5, 1997, the Company caused the early conversion of $800,000 of the 7.5% Convertible Debentures due February 28, 1999 (the "Debentures") to Common Stock to demonstrate current compliance with the Nasdaq continued inclusion requirements and submitted to Nasdaq on June 4, 1997, its plan to sustain compliance with the Nasdaq continued inclusion requirements with Nasdaq requirements. By letter dated July 16, 1997, Nasdaq advised the Company of its acceptance of the Company's plan to sustain compliance upon certain conditions. To date, the Company has performed in accordance with such conditions.



     Under the continued listing requirements effective February 1998, a company will be required to maintain net tangible assets of $2,000,000, market capitalization of $35,000,000 or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Continued inclusion will also require a $1,000,000 market value of the public float, two market-makers and a minimum bid price of $1.00 per share without exception.


     If the Company is removed from the Nasdaq system, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq inclusion requirements or in what are commonly referred to as the "pink sheets". As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, if the Company's securities were removed from the Nasdaq system, they would be subject to so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. Consequently, removal from the Nasdaq system, if it were to occur, could affect the ability or willingness of broker-dealers to sell the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market. There is no assurance that the Company will continue to remain eligible for continued inclusion of the Common Stock on Nasdaq.

     18. No Dividends. To date, the Company has not paid any dividends on its Common Stock and does not expect to declare or pay any dividends in the foreseeable future.


     19.    Significant Outstanding Options and Warrants.  As of September
15, 1997, there were outstanding (i) stock options to purchase an aggregate of 1,427,499 shares of Common Stock at exercise prices ranging from $0.43 to $5.50 per share; (ii) warrants to purchase 1,380,000 shares of Common Stock which were issued in the Companys initial public offering, are exercisable at $3.00 per share, and expire December 31, 1997 unless extended by the Company; and (iii) warrants to purchase 759,184 shares which are exercisable at prices ranging from $0.50 to $4.00 per share.

         To the extent that outstanding options or warrants are exercised, dilution to the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided by such outstanding securities.

         20. Litigation. The Company is currently involved in litigation brought by Luc Hardy against the Company and former officer and directors, Ronald Lealos and Eugene Seymour, and Richard Kalin. This matter involves allegations against the Company and the individual defendants arising from Mr. Hardy's termination by the Company in 1994. A jury verdict for the plaintiff, which is not a final judgment, was rendered on July 25, 1997 in the approximate amount of $740,000. The Company plans to file with the court motions to set aside the jury verdict and to move for a new trial. There can be no assurance such motions will be granted or that the final judgment in this case will not have a material adverse effect on the Company.



                                  THE COMPANY

         The Company is primarily engaged in the development, manufacturing and marketing of rapid in vitro assays for use in the detection of infectious diseases and other conditions, proprietary specimen collection devices and other diagnostic devices. The Company's principal executive offices are located at 11719 NE 95th Street, Vancouver, Washington, 98682 and its telephone number is (360) 696-4800.

         The Company develops rapid immunoassays utilizing immunochromatography for the detection of antibodies to selected pathogens, such as the HIV, the virus that causes AIDS, and Helicobacter pylori, a bacteria linked to peptic ulcers and gastric cancer. The Company's immunoassays are designed to require only a few simple steps and minutes to use. The tests produce visual results in under 20 minutes, and may be used without special equipment, storage or training. The Company's data and independent evaluations demonstrate that its Hema-Strip HIV and Sero-Strip HIV tests are generally equivalent in performance to widely used FDA-licensed tests for HIV.


         To date, the Company has developed three rapid HIV tests: Sero-Strip HIV, Hema-Strip HIV and Saliva-Strip HIV, and a rapid H. pylori test:
Stat-Simple. The Company has under development rapid tests for hepatitis and tuberculosis. The Company has commenced production and marketing of two medical specimen collectors: Saliva-Sampler and Omni-Swab. In addition, the Company has conducted preliminary research that indicates its rapid test format may be expanded to detect other diseases, such as tuberculosis, measles, malaria, rubella, tetanus, herpes, chlamydia, mumps, influenza, parvovirus, pertussis, certain cancers, tumor markers and cardiac disease.

                              SELLING SHAREHOLDERS

         None of the Selling Shareholders is an affiliate of the Company or has had any position, office or other material relationship with the Company within the past three years except as a shareholder of the Company or as noted below. The following table sets forth information with respect to the Selling Shareholders, based upon information provided to the Company by them.


                                                  Shares Beneficially           Shares Being              Shares Beneficially
 Name of Selling Shareholder                  Owned Prior to Offering                Offered         Owned After Offering (1)
------------------------------------------------------------------------------------------------------------------------------
 Mark Alt                                                     100,000                100,000                               0
 Sterling E. Baker                                            122,500                100,000                          22,500
 Linda Bidell                                                 200,000                200,000                               0
 Collin Bingham Trust                                          50,000                 50,000                               0
 Tanner Payne Boyer Trust                                      50,000                 50,000                               0
 Brian Brammell                                               187,000                145,000  (2)                     42,000
 E. Paul Brodsky, CPA, IRA                                     25,000                 25,000                               0
 Mary L. Brodsky, IRA                                          25,000                 25,000                               0
 Carol Bruckner                                                76,000                 75,000                           1,000
 Center for Aids Research and                                 100,000                100,000                               0
     Training, Inc.
 The Covette Community Property Trust                         100,000                100,000                               0
 David Fitzpatrick                                             50,000                 50,000                               0
 David Freund                                               1,428,571              1,428,571  (3)                          0
 Gerald Grayson  (4)                                          200,000                200,000                               0
 Grayson & Associates, Inc. (5)                               194,632                194,632  (6)                          0
 Dean Greenberg                                                50,000                 50,000                               0
 Harvey Katzman                                               127,250                100,000                          27,250
 Hollywood Pins Co. Pension Plan                              270,000                200,000                          70,000
 Alan Lerner                                                   20,000                 20,000                               0
 Michael Lipkin                                               100,000                100,000                               0
 Sandy Linka                                                   30,000                 30,000                               0
 Gary Nathanson                                               233,000                100,000                         133,000
 Lisa Neuhof                                                   25,000                 25,000                               0
 Jack P. Slovak                                                62,000  (7)            50,000                          12,000
 Robert A. Slovak                                              60,000                 50,000                          10,000
 Stanton Law Corporation                                       50,000                 50,000                               0
     Profit Sharing Plan
 George L. Stanton                                            130,000                100,000                          30,000
 The Tail Wind Fund Ltd.                                    1,685,135                671,429  (8)                  1,013,706
 Linda Trester                                                 20,000                 20,000                               0
 WCGMG, Inc., DBPP                                            100,000                100,000                               0
 Jacob Zamstein, MD                                            65,000                 50,000                          15,000

 Total                                                      5,936,088              4,559,632                       1,376,456
 =====                                                      =========              =========                       =========




(1) Assumes all shares offered hereby are sold to persons who are not affiliates of the Selling Shareholders. The Selling Shareholders may, but are not required to, sell all shares offered hereby.


(2) Includes 45,000 shares which were issued in November 1996 upon the exercise of certain warrants acquired by Mr. Brammel.


(3) Includes 178,571 shares which may be issued in accordance with the Subscription Agreement dated as of August 22, 1997 by and between the Company and David Freund.


(4) Mr. Grayson is a principal of Grayson & Associates, Inc., which has been engaged by the Company to provide certain capital raising services through September 1997.

(5) Grayson & Associates, Inc. has been engaged by the Company to provide certain capital raising services through September 1997. In March 1997, Grayson & Associates, Inc. received a cash fee and warrants from the Company as compensation for assisting the Company with a private placement of debentures. Grayson & Associates, Inc. also received a cash fee and the Grayson Warrants in connection with the private placement of certain of the Shares.



(6) Includes 194,632 shares which may be issued upon exercise of the Grayson Warrants.



(7)  Includes 12,000 shares registered in the name of Slovak Family Trust.



(8) Includes 100,000 shares which may be issued upon exercise of the Tail Wind Warrants. Also includes 158,524 shares which may be issued in accordance with the terms of the Tail Wind Subscription Agreement.



         Of the Shares offered hereby, 2,632,905 were issued in July 1997 to Tail Wind and the Investors and 1,250,000 were issued in August 1997 to David Freund in a private placement pursuant to Regulation D of the Securities Act; 158,524 may be issued to Tail Wind under the terms of the Common Stock Subscription Agreement dated as of June 30, 1997 by and between Tail Wind and the Company; 178,571 may be issued to David Freund under the terms of the Common Stock Subscription Agreement dated as of August 22, 1997 by and between Mr. Freund and the Company; 100,000 are issuable upon the exercise of the Tail Wind Warrants; 194,632 are issuable upon the exercise of the Grayson Warrants; and 45,000 were issued upon the exercise of warrants acquired by Brian Brammel in a private placement conducted by the Company pursuant to Regulation D in November 1995. The Grayson Warrants were issued as compensation in connection with the private placement of the Shares sold to the Investors and Tail Wind. The Grayson Warrants may be exercised at any time on or prior to June 30, 2002, 161,600 at an exercise price of $.50 per share and 33,032 at an exercise price of $.72656 per share. The Tail Wind Warrants were issued in connection with the private placement, and may be exercised at any time from January 1, 1998 to January 1, 2003 for an exercise price of $1.00 per share. Additional shares that may become issuable as a result of the anti-dilution provisions of the Tail Wind Warrants and the Grayson Warrants are also offered hereby pursuant to Rule 416 under the Securities Act.



                              PLAN OF DISTRIBUTION

         The Selling Shareholders may sell the shares in one or more transactions (which may involve one or more block transactions) on the over-the-counter markets on Nasdaq and upon terms then prevailing or at prices related to the then current market price, or in separately negotiated transactions or in a combination of such transactions. The Common Stock offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; (e) short sales; and (f) face-to-face transactions between sellers and purchasers without a broker-dealer. The Selling Shareholders may also sell

Shares in accordance with Rule 144 under the Securities Act. The Selling Shareholders may be deemed to be underwriters of the shares offered hereby within the meaning of the Securities Act.

         The Company has agreed to keep effective the registration of the Shares offered hereby for a period of not less than two years, until the date upon which all of the Shares offered hereby have been sold or until the date on which the Shares may be sold without registration, whichever is shorter.

         In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated. All other expenses incurred in connection with this offering will be borne by the Company other than the Selling Shareholders' legal fees. Such brokers and dealers and any other participating brokers or dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company is bearing all of the costs relating to registration of the Shares, except commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares and legal fees in excess of $10,000 for the Investors and for Tail Wind.


                                 LEGAL MATTERS

         The validity of the securities being offered will be passed upon for the Company by Bryan Cave LLP, 700 Thirteenth Street, Washington, D.C. 20005.


                                    EXPERTS

         The financial statements of the Company for the fiscal years ended December 31, 1996 and 1995 have been audited by Hollander, Gilbert & Co., independent certified public accountants, to the extent and for the periods set forth in their report with respect thereto, and are included the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and are incorporated herein by reference, in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         No dealer, sales representative or other individual has been authorized to give any information or make any representation not contained in this Prospectus in connection with this offering other than those contained in this Prospectus and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy the Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to its date.




                               TABLE OF CONTENTS

                                                      Page
Available Information . . . . . . . . . . . . . . . .  2
Information Incorporated By Reference . . . . . . . .  3
Cautionary Statement  . . . . . . . . . . . . . . . .  4
Risk Factors  . . . . . . . . . . . . . . . . . . . .  4
The Company . . . . . . . . . . . . . . . . . . . . . 11
Selling Shareholders  . . . . . . . . . . . . . . . . 12
Plan of Distribution  . . . . . . . . . . . . . . . . 13
Legal Matters . . . . . . . . . . . . . . . . . . . . 14
Experts . . . . . . . . . . . . . . . . . . . . . . . 14


         Until November __, 1997 (40 days after the date of the Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriter and with respect to their unsold allotments or subscriptions.


                        SALIVA DIAGNOSTIC SYSTEMS, INC.


                        4,559,632 SHARES OF COMMON STOCK


                                   PROSPECTUS

                              SEPTEMBER __, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered hereby will be borne by the Company and are estimated to be as follows:


Registration Fee  . . . . . . . . . . . . . . . . . . . . . .  $1,182.44
Legal Fees  . . . . . . . . . . . . . . . . . . . . . . . . .  20,000.00*
Accounting Fees . . . . . . . . . . . . . . . . . . . . . . .   2,500.00*
     Total  . . . . . . . . . . . . . . . . . . . . . . . . .  23,682.44*


---------------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) arising under Section 174 of the General Corporation Law of Delaware, or
(iv) for any transaction from which the director derived an improper personal benefit.

         The Delaware Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

         Article Ten of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 145 of the Delaware Corporation Law.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 16.  EXHIBITS.


Exhibit   Description
-------   -----------
4.1       Specimen of Certificate Representing Common Stock, incorporated by reference to Exhibit 4.1 to the Company's
          Registration Statement on Form S-1 (Registration No. 33-46648).

4.2       Form of Warrant to be issued to each of Grayson & Associates, Inc. and The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated June 5, 1997, filed on July 30, 1997
          (File No. 000-21284) pursuant to Section 13(a) of the Exchange Act (the "June 1997 8-K").

5         Opinion of Bryan Cave LLP

10.1      Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and The Tail Wind Fund
          Ltd., incorporated by reference to Exhibit 4.2 of the June 1997 8-K.

10.2      Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and the investors set forth on Schedule A thereto, incorporated by reference to Exhibit 4.3 of the June 1997 8-K.

10.3      Registration Rights Agreement dated as of June 30, 1997 between the Company and The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.4 of the June 1997 8-K.

10.4      Form of Registration Rights Agreement dated as of June 30, 1997 between the Company and the investors set forth on
          Schedule A to the Common Stock Subscription Agreement dated as of June 30 ,1997 by and between the Company and the investors set forth on Schedule A thereto, incorporated by reference to Exhibit 4.5 of the June 1997 8-K.

10.5      Common Stock Subscription Agreement dated as of August 22, 1997 by and between the Company and David Freund.

10.6      Registration Rights Agreement dated as of August 22, 1997 between the Company and David Freund.

23.1    Consent of Hollander, Gilbert & Co.

23.2    Consent of Bryan Cave LLP (included in Exhibit 5)

ITEM 17.  UNDERTAKINGS

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)     The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

         (i) include any prospectus required by Section 10 (a)(3) of the Securities Act;

         (ii) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of a Registration Statement in reliance upon

Rule 430A and contained in the form of Prospectus filed by Registrant pursuant to Rule 424 (b)(1) or (4) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

         (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on September 26, 1997.


                                 SALIVA DIAGNOSTIC SYSTEMS, INC.


                                 By: /s/ Kenneth J. McLachlan
                                    -------------------------
                                         Kenneth J. McLachlan
                                         President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


       SIGNATURE                                 TITLE                                DATE
 /s/ Kenneth J. McLachlan      Director, President, Chief Executive Officer,    September 26, 1997
 ------------------------      Chief Financial Officer and Chief Accounting
 Kenneth J. McLachlan          Officer

 /s/ Eric F. Stoer             Director                                         September 26, 1997
 -----------------
 Eric F. Stoer

 /s/ Eric F. Stoer*            Director                                         September 26, 1997
 ------------------
 Hans R. Vauthier

 /s/ Eric F. Stoer*            Chief Operating Officer and                      September 26, 1997
 ------------------            Vice President of Marketing
 Paul D. Slowey

 /s/ Eric F. Stoer*            Vice President of Operations                     September 26, 1997
 ------------------
 Michael Grant

-----------------------------

* As attorney-in-fact

                        SALIVA DIAGNOSTIC SYSTEMS, INC.
                                 EXHIBIT INDEX


Exhibit    Description
-------    -----------
4.1        Specimen of Certificate Representing Common Stock, incorporated by reference to Exhibit 4.1 to the Company's
           Registration Statement on Form S-1 (Registration No. 33-46648).

4.2        Form of Warrant to be issued to each of Grayson & Associates, Inc. and The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated June 5, 1997, filed on July 30, 1997
           (File No. 000-21284) pursuant to Section 13(a) of the Exchange Act (the "June 1997 8-K").

5          Opinion of Bryan Cave LLP

10.1       Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and The Tail Wind Fund
           Ltd., incorporated by reference to Exhibit 4.2 of the June 1997 8-K.

10.2       Common Stock Subscription Agreement dates as of June 30, 1997 by and between the Company and the investors set forth on Schedule A thereto, incorporated by reference to Exhibit 4.3 of the June 1997 8-K.

10.3       Registration Rights Agreement dated as of June 30, 1997 between the Company and The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.4 of the June 1997 8-K.

10.4       Form of Registration Rights Agreement dated as of June 30, 1997 between the Company and the investors set forth on
           Schedule A to the Common Stock Subscription Agreement dated as of June 30 ,1997 by and between the Company and the investors set forth on Schedule A thereto, incorporated by reference to Exhibit 4.5 of the June 1997 8-K.


10.5       Common Stock Subscription Agreement dated as of August 22, 1997 by and between the Company and David Freund.



10.6       Registration Rights Agreement dated as of August 22, 1997 between the Company and David Freund.


23.1       Consent of Hollander, Gilbert & Co.

23.2       Consent of Bryan Cave LLP (included in Exhibit 5)